EXHIBIT 99.1

NEOSE TECHNOLOGIES REPORTS FOURTH QUARTER AND 2004 YEAR END FINANCIAL RESULTS AND GUIDANCE FOR
2005

HORSHAM, PA, March 10, 2005 — Neose Technologies, Inc. (NasdaqNM: NTEC) today announced financial results for the fourth quarter and year ended December 31, 2004.

For the quarter ended December 31, 2004, the Company reported a net loss of $10,989,000, or $0.44 per basic and diluted share, compared to a net loss of $9,696,000, or $0.49 per basic and diluted share, for the same period in 2003. The increased net loss for the 2004 period was primarily due to increased research and development expenses of $1,911,000, resulting from increased personnel costs, purchases of laboratory services and research supplies, preclinical research studies, and amortization of leasehold improvements that were placed in service in April 2004. Revenues for the fourth quarter of 2004 were $1,478,000, compared to $564,000 for the fourth quarter of 2003. The increase in revenues for the 2004 period was due to revenues recognized under our agreements with Novo Nordisk and BioGeneriX. The BioGeneriX agreement was not in effect during the fourth quarter of 2003, and the Novo Nordisk agreement was just beginning in the fourth quarter of 2003.

For the twelve months ended December 31, 2004, the Company reported a net loss of $41,642,000, or $1.82 per basic and diluted share, compared to a net loss of $37,681,000, or $2.14 per basic and diluted share, for the same period in 2003. The increased net loss for the 2004 period was primarily due to increased research and development and general and administrative expenses, offset in part by higher revenues, both of which are described in more detail below.

The Company reported revenues of $5,070,000 for the twelve months ended December 31, 2004, compared to $1,435,000 for the same period in 2003. The increase in revenues for the 2004 period was primarily due to the research and development agreement entered into with BioGeneriX in April 2004, as well as a full year of activity under our Novo Nordisk collaboration.

Operating expenses for the twelve months ended December 31, 2004 were $46,383,000, compared to $37,969,000 for the same period in 2003. Research and development expenses for the twelve months ended December 31, 2004 increased to $34,672,000 from $26,821,000 in the comparable 2003 period. This increase was primarily due to increased personnel costs, purchases of laboratory services and research supplies, preclinical research studies, and amortization of leasehold improvements that were placed in service in April 2004.

The Company’s marketing, general, and administrative expenses were $11,711,000 for the year ended December 31, 2004 compared to $11,148,000 for the year ended December 31, 2003. The higher 2004 expenses resulted primarily from increased patent legal fees.

The Company ended 2004 with $45,048,000 in cash and cash equivalents. In December 2004, the Company borrowed $1,416,000 to finance the purchase of equipment and facility improvements, which collateralize the amount borrowed. In February 2005, the Company offered and sold 8,050,000 shares of common stock at a public offering price of $4.00 per share, generating net proceeds of approximately $30,000,000. In March 2005, the Company implemented measures to reduce its rate of cash utilization. Previously, the Company had estimated that average quarterly net cash utilization for 2005 would be approximately $11 million, based on estimates of revenues from collaborations and operating expenses. As a result of these actions, the Company now estimates average quarterly net cash utilization will be approximately $9 million, starting in the second quarter of 2005. The actions included modifying the bonus program for officers, reducing officers’ base salaries for one year, reducing planned operating expenses and capital expenditures, and effectively limiting headcount during 2005. The Company will continue to review its operations relative to its targeted objectives to determine the extent to which cash utilization can and should be reduced.

Conference Call

The Company will host a conference call at 5:00 p.m. (EST) on March 10, 2005, to discuss the fourth quarter and year end financial results, update investors on company developments, and the corporate objectives and financial outlook for 2005. The dial-in number for domestic callers is (800) 478-6251. The dial-in number for international callers is (913) 981-5558. A replay of the call will be available for 7 days beginning approximately three hours after the conclusion of the call. The replay number for domestic callers is (888) 203-1112 using the passcode 1136094. The replay number for international callers is (719) 457-0820, also using the passcode 1136094. The call will also be webcast live through the Company’s website via the following link:

http://phx.corporate-ir.net/phoenix.zhtml?c=60494&p=irol-calendar

To listen to the live call, please go to the web site at least fifteen minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call.

About Neose

Neose is a biopharmaceutical company using its proprietary enzymatic technologies to develop improved drugs, focusing primarily on therapeutic proteins. Neose uses its GlycoAdvance™ and GlycoPEGylation™ technologies to develop improved versions of drugs with proven safety and efficacy. Neose intends to apply its technologies to products it is developing on its own and to products it co-develops and co-owns with others. It also expects to make its technologies available, through strategic partnerships, to improve the products of other parties. Neose’s first two proprietary candidates are GlycoPEG-EPO (NE-180), a long-acting version of erythropoietin, and GlycoPEG-GCSF, a long-acting version of granulocyte colony stimulating factor (G-CSF). It is expected that an investigational new drug application (IND) for NE-180 will be submitted to the U.S. Food and Drug Administration (FDA) during the second quarter of 2005. In addition, it is expected that the equivalent of an IND will be submitted in an EU country by the end of 2005 for GlycoPEG-GCSF.

Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three months		Twelve months
	ended December 31,		ended December 31,
	2004	2003	2004	2003
Revenue from collaborative agreements	$1,478	$564	$5,070	$1,435

Operating expenses:
Research and development	9,701	7,790	34,672	26,821
General and administrative	2,664	2,491	11,711	11,148
Total operating expenses	12,365	10,281	46,383	37,969

Operating loss	(10,887)	(9,717)	(41,313)	(36,534)
Impairment of equity securities	—	—	—	(1,250)
Interest income	221	144	652	564
Interest expense	(323)	(123)	(981)	(461)

Net loss	$(10,989)	$(9,696)	$(41,642)	$(37,681)

Basic and diluted net loss per share	$(0.44)	$(0.49)	$(1.82)	$(2.14)

Weighted-average shares outstanding used in
computing basic and diluted net loss per share	24,717	19,935	22,898	17,611

Condensed Balance Sheets
(in thousands)
(unaudited)

	December 31,	December 31,
	2004	2003
Assets
Cash, cash equivalents and marketable securities	$45,048	$53,060
Accounts receivable and other current assets	2,768	1,810

Total current assets	47,816	54,870
Property and equipment, net	41,133	37,192
Other assets and acquired intellectual property, net	1,782	2,783

Total assets	$90,731	$94,845

Liabilities and Stockholders’ Equity
Current liabilities	$11,897	$10,516
Long-term debt and capital lease obligations	13,759	8,370
Other liabilities	4,221	3,746

Total liabilities	29,877	22,632
Stockholders’ equity	60,854	72,213

Total liabilities and stockholders’ equity	$90,731	$94,845

CONTACTS:

Neose Technologies, Inc.

A. Brian Davis Sr. Vice President and Chief Financial Officer (215) 315-9000 Barbara Krauter Manager, Investor Relations (215) 315-9004

For more information, please visit www.neose.com.

Neose “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding our business that are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of these risks and uncertainties, any of which could cause our actual results to differ from those contained in the forward-looking statement, see the section of Neose’s Annual Report on Form 10-K for the year ended December 31, 2003, entitled “Factors Affecting the Company’s Prospects” and discussions of potential risks and uncertainties in Neose’s subsequent filings with the SEC.